Filed Pursuant to Rule 424(b)(7)

Registration No. 333-167808

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated June 25, 2010 and Prospectus Supplement No. 1 dated July 16, 2010)

1,081,250 Shares

Google Inc.

Class A Common Stock

The following information amends and supplements information contained in the prospectus, dated June 25, 2010, as supplemented by the prospectus supplement No. 1 dated July 16, 2010 (together, the “prospectus”), relating to the offer and sale from time to time by certain selling stockholders of up to 1,081,250 shares of our Class A common stock, par value $0.001 per share, issued in connection with our acquisition of AdMob, Inc. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Class A common stock involves risks. You should carefully consider the risks referenced under “Risk Factors” on page 2 of the prospectus dated June 25, 2010, as well as the other information contained or incorporated by reference in the prospectus or in any supplement thereto, before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 23, 2010.

SELLING STOCKHOLDERS

The following information is provided to amend and supplement the selling stockholders’ table in the prospectus to reflect the distribution by Sequoia Capital Growth Fund III, LP, Sequoia Capital Growth III Principals Fund, LLC, Sequoia Capital Growth Partners III, LP, Sequoia Capital XII, LP, Sequoia Capital XII Principals Fund, LLC and Sequoia Technology Partners XII, LP of 385,578 aggregate shares of our Class A common stock issued in connection with our acquisition of AdMob, Inc. to certain of their investors.

	Prior to the offering (1) (2)			After the offering (4)
Name of Selling Stockholder	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding	Number of shares of Class A common stock being registered for resale (3)	Number of shares of Class A common stock beneficially owned	Percent of shares of Class A common stock outstanding
Sequoia Capital Growth Fund III, LP (5) (6)	-	*	-	-	*

Sequoia Capital Growth Fund III, LP transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (7)(8)	2,504,060	*	61,289	2,442,771	*

Sequoia Capital Growth III Principals Fund, LLC (9) (10)	-	*	-	-	*

Sequoia Capital Growth III Principals Fund, LLC transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (11)	113,296	*	1,199	112,097	*

Sequoia Capital Growth Partners III, LP (12) (13)	-	*	-	-	*

Sequoia Capital Growth Partners III, LP transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (14)	154,281	*	398	153,883	*

Sequoia Capital XII, LP (15) (16)	-	*	-	-	*

Sequoia Capital XII, LP transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (17)(18)	2,749,764	*	302,087	2,447,677	*

Sequoia Capital XII Principals Fund, LLC (19) (20)	-	*	-	-	*

Sequoia Capital XII Principals Fund, LLC transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (21)	127,281	*	14,267	113,014	*

Sequoia Technology Partners XII, LP (22) (23)	-	*	-	-	*

Sequoia Technology Partners XII, LP transferees who beneficially own, in the aggregate, less than 1% of our Class A common stock (24)	325,052	*	6,338	318,714	*

Total shares of our Class A common stock registered			385,578

*	Represents less than 1% of the total aggregate amount of shares of our Class A common stock.

(1) The amounts set forth in these columns include the shares of our Class A common stock beneficially owned by each selling stockholder as of July 22, 2010 (including any shares that the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights), based upon written representations from such selling stockholders.

(2) The amounts set forth in these columns do not include any shares of our Class A common stock that any selling stockholders may have received in connection with any distribution of Class A common stock by any other investment fund that is named as a selling stockholder in the accompanying prospectus. To the extent required by applicable law, such shares will be added to this table by means of a supplement to the prospectus dated June 25, 2010.

(3) The amounts set forth in this column are the shares of our Class A common stock that may be offered by each selling stockholder using this prospectus supplement. These amounts do not include any other shares of our Class A common stock that the selling stockholders may own beneficially or otherwise.

(4) Assumes all shares of our Class A common stock being offered hereby are sold by the selling stockholders.

(5) SCGF III Management, LLC (“SCGF III”) is the General Partner of Sequoia Capital Growth Fund III, LP and has sole voting and investment power over the shares of our Class A common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz, Roelof F. Botha and Jeffery S. Carter are the Managing Members of SCGF III and share such powers.

(6) Sequoia Capital Growth Fund III, LP has informed us that it has distributed its shares of Class A common stock to its investors. SCGF III, the General Partner of Sequoia Capital Growth Fund III, LP, has also informed us that it has distributed its shares of Class A common stock received from Sequoia Capital Growth Fund III, LP to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Capital Growth Fund III, LP transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(7) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Capital Growth Fund III, LP to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(8) This category includes 1,582 shares of a transferee being registered for resale over which each of John L. Hennessy and K. Ram Shriram, members of the board of directors of Google Inc., exercises shared voting and investment power, and 1,494 shares of a transferee being registered for resale and 2,703 shares otherwise beneficially owned by such transferee over which Shirley M. Tilghman, a member of the board of directors of Google Inc., exercises shared voting and investment power.

(9) SCGF III is the General Partner of Sequoia Capital Growth III Principals Fund, LLC and has sole voting and investment power over the shares of our Class A common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz, Roelof F. Botha and Jeffery S. Carter are the Managing Members of SCGF III and share such powers.

(10) Sequoia Capital Growth III Principals Fund, LLC has informed us that it has distributed its shares of Class A common stock to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Capital Growth III Principals Fund, LLC transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(11) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Capital Growth III Principals Fund, LLC to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(12) SCGF III is the General Partner of Sequoia Capital Growth Partners III, LP and has sole voting and investment power over the shares of our Class A common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz, Roelof F. Botha and Jeffery S. Carter are the Managing Members of SCGF III and share such powers.

(13) Sequoia Capital Growth Partners III, LP has informed us that it has distributed its shares of Class A common stock to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Capital Growth Partners III, LP transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(14) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Capital Growth Partners III, LP to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(15) SC XII Management, LLC (“SC XII”) is the General Partner of Sequoia Capital XII, LP and has sole voting and investment power over the shares of our common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz and Roelof F. Botha are the Managing Members of SC XII and share such powers.

(16) Sequoia Capital XII, LP has informed us that it has distributed its shares of Class A common stock to its investors. SC XII, the General Partner of Sequoia Capital XII, LP, has also informed us that it has distributed its shares of Class A common stock received from Sequoia Capital XII, LP to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Capital XII, LP transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(17) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Capital XII, LP to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(18) This category includes 10,712 shares of a transferee being registered for resale over which each of John L. Hennessy and K. Ram Shriram, members of the board of directors of Google Inc., exercises shared voting and investment power, and 8,437 shares of a transferee being registered for resale and 2,703 shares otherwise beneficially owned by such transferee over which Shirley M. Tilghman, a member of the board of directors of Google Inc., exercises shared voting and investment power.

(19) SC XII is the General Partner of Sequoia Capital XII Principals Fund, LLC and has sole voting and investment power over the shares of our Class A common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz and Roelof F. Botha are the Managing Members of SC XII and share such powers.

(20) Sequoia Capital XII Principals Fund, LLC has informed us that it has distributed its shares of Class A common stock to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Capital XII Principals Fund, LLC transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(21) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Capital XII Principals Fund, LLC to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

(22) SC XII is the General Partner of Sequoia Technology Partners XII, LP and has sole voting and investment power over the shares of our Class A common stock that were registered for resale pursuant to the registration statement. Michael J. Moritz, Douglas Leone, Michael L. Goguen, James J. Goetz and Roelof F. Botha are the Managing Members of SC XII and share such powers.

(23) Sequoia Technology Partners XII, LP has informed us that it has distributed its shares of Class A common stock to its investors. Those of such transferees that were made known to us based upon written representations from the selling stockholders are collectively listed in the table under the heading “Sequoia Technology Partners XII, LP transferees who beneficially own, in the aggregate, less than 1% of the Class A common stock.”

(24) This category includes selling stockholders who received shares of Class A common stock distributed by Sequoia Technology Partners XII, LP to its investors. The amounts reflected in this category do not include any other shares of our Class A common stock that such selling stockholders may be deemed to beneficially own as a result of their affiliation with, or investment in, any other selling stockholder. To the extent required by applicable law, additional selling stockholders in this category will be added by means of a prospectus supplement.

1,081,250 Shares

Google Inc.

Class A Common Stock

PROSPECTUS SUPPLEMENT

July 23, 2010